SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):                      August 7, 2013

KIRKLAND’S, INC.

(Exact Name of Issuer as Specified in Charter)

Tennessee	000-49885	62-1287151
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2501 McGavock Pike

Suite 1000

Nashville, Tennessee 37214

(Address of Principal Executive Offices)

(615) 872-4800

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On August 7, 2013, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Kirkland’s, Inc. (the “Company”) approved annual management cash bonus opportunities for the Company’s fiscal year ending February 1, 2014 (“Fiscal 2013”) under the Company’s Amended and Restated 2002 Stock Incentive Plan. Under this arrangement, participating managers are eligible to earn cash bonuses based on corporate performance during Fiscal 2013. The relevant corporate performance goal for this purpose is the achievement of a specified level of earnings before interest and taxes, determined without regard to (i) amounts accrued in respect of Fiscal 2013 cash bonuses, (ii) extraordinary gains, losses or expenses, and (iii) changes in accounting principles.

Upon achievement of the corporate performance goal, the Company’s executive officers will be eligible to receive the following target bonus amounts:

Name	Title	Target Bonus Amount

Robert E. Alderson	President and Chief Executive Officer	$545,000 (100% of base salary

W. Michael Madden	Senior Vice President and Chief Financial Officer	$258,750 (75% of base salary)

Michelle R. Graul	Senior Vice President of Store Operations and HR	$180,000 (60% of base salary

The actual bonus payable to any executive officer may be more or less than his or her target bonus amount if actual corporate performance is above or below the specified goal, based on a scale approved by the Compensation Committee. In addition, unless otherwise determined by the Compensation Committee, as a condition of receiving any cash bonus otherwise earned for Fiscal 2013, each executive officer must remain continuously employed by the Company in good standing, in a position of equal or greater seniority, through the date such bonuses are actually paid (expect to be no later than April 15, 2014). Finally, the Compensation Committee has reserved the right, in its discretion, to reduce or eliminate any cash bonus otherwise earned for Fiscal 2013 based on individual performance or such other factors as it deems relevant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIRKLAND’S, INC.

	By:	/s/ W. Michael Madden
Date: August 13, 2013		Name:	W. Michael Madden
		Title:	Senior Vice President and Chief Financial Officer

3